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INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in this Registration Statement of Stuart Entertainment, Inc. on Form S-3 of our report dated March 30, 1995, appearing in the Annual Report on Form 10-K of Stuart Entertainment, Inc. for the year ended December 31, 1994 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP


DELOITTE & TOUCHE LLP

Omaha, Nebraska
May 5, 1995